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                                 EXHIBIT 20.1

                                      TO

                                   FORM 8-K

                                      FOR

                          EXCEL COMMUNICATIONS, INC.
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                                                    [LOGO OF EXCEL APPEARS HERE]


                EXCEL COMMUNICATIONS, INC. ANNOUNCES CHANGE IN
                 ACCOUNTING PRACTICE TO FULLY EXPENSE CUSTOMER
                               ACQUISITION COSTS


     Dallas, Texas -- March 31, 1997 -- EXCEL Communications, Inc., (NYSE: ECI) today announced that it is changing its accounting for customer acquisition costs effective January 1, 1997. Previously, the Company had deferred the portions of commissions paid to Independent Representatives that directly relate to the acquisition of long distance subscribers. Beginning January 1, 1997, the Company will be fully expensing customer acquisition costs in the period incurred.

     "EXCEL is changing its accounting practice in order to present its operating results in a manner more consistent with its peers. Members of the financial community prefer to compare our financial presentation format to that of other major telecommunications industry participants," said John J. McLaine, Executive Vice President and Chief Financial Officer.

     During the first quarter of 1997, the Company will recognize a one-time charge of $65 million to reflect the change in accounting practice. EXCEL has consistently disclosed the effect of the deferral on its results of operations since its initial public offering. As reported in its 1996 Form 10-K, the Company's earnings for the year ended 1996 and the fourth quarter of 1996, assuming that customer acquisition costs were not deferred and amortized, were $1.14 and $.32 per share, respectively. Based on the new accounting practice, EXCEL will recognize a one-time, after tax charge of $65 million, or $.59 per share, during the first quarter of 1997.

                                   --more--
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EXCEL COMMUNICATIONS ANNOUNCES CHANGE IN ACCOUNTING PRACTICE
Page 2

     EXCEL Communications, Inc., reported record revenue of $1.4 billion for 1996 and is the fifth largest long distance company in the United States in terms of presubscribed lines according to the Federal Communications Commission. The Company offers its subscribers a variety of communications products and services under the EXCEL branded name, which include residential service, commercial service, 800/PIN service, international service, calling cards, and paging services. EXCEL's services are marketed exclusively through a nationwide network of Independent Representatives. EXCEL has over 2,200 employees in departments which support the corporate, network management, billing, teleservices, and marketing functions.


For more information contact:
Investor Relations
(214)863-8455